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                                                      EXHIBIT 99.1
                                             FOR IMMEDIATE RELEASE


                 TriPoint Global Communications Inc.
                and Vertex Communications Corporation
                 Announce Extension of Tender Offer
                         to January 14, 2000


      Gastonia, NC, and Kilgore, TX (December 16, 1999)--As previously announced, TriPoint Global Communications Inc. has received a request for additional information and documents from the Antitrust Division of the Department of Justice relating to its tender offer for all outstanding shares of Vertex Communications Corporation (NYSE--VTX) at $22 per share. In addition, Vertex received a civil investigative demand from the Antitrust Division seeking similar information and documents. TriPoint and Vertex are cooperating fully with the Antitrust Division in responding to these requests. The second request has the effect of extending the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act until 10 calendar days after compliance with the request. Because the waiting period has not expired and will not expire today, the scheduled expiration date of the offer, TriPoint and Vertex have agreed to extend the offer until 5:00 p.m., New York City time, on January 14, 2000.

      TriPoint has been informed that the Committee on Foreign Investment in the United States ("CFIUS") has completed its review process and determined that there are no issues of national security sufficient to warrant an investigation under the Exon-Florio Act.

      The depositary for the tender offer, First Union National Bank, has advised TriPoint that 4,978,232 Vertex shares had been tendered and not withdrawn as of the close of business on Thursday, December 16, 1999.

For more information call:
E. Scott Wood
TriPoint Global Communications Inc.
at 770/689-2059

J. Rex Vardeman, President and Chief Executive Officer or
James D. Carter, Chief Financial Officer
Vertex Communications Corporation
at 903/984-0555

Vertex Communications Corporation
2600 N. Longview Street
Kilgore, Texas 75662-6842
903/984-0555